Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries of our reports dated February 27, 2023, with respect to the consolidated financial statements of Peoples Bancorp Inc. and the effectiveness of internal control over financial reporting of Peoples Bancorp Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Charleston, West Virginia
December 14, 2023